EXHBIT 10.8
THE GEON COMPANY
SECTION 401(A)(17)
BENEFIT RESTORATION PLAN
(December 31, 2007 Restatement)

-i-

PREAMBLE
The primary purpose of this Plan is to provide deferred compensation to employees who are determined by the Company to be management or highly compensated employees. This Plan should be read and construed so as to accomplish the foregoing objective. This Plan is intended to meet the requirements of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Pursuant to the Third Amendment to the Plan, credits to Plan Accounts under Sections 4.1 and 4.2 of the Plan were permanently frozen effective May 31, 2003. Effective December 31, 2004, Supplemental Restoration Benefits and Supplemental Preretirement Surviving Spouse Death Benefits were temporarily frozen under the Plan, with the intent being that the Company would rescind the freeze upon the finalization of the Section 409A Guidance. The Company now desires to unfreeze such benefits.
The Plan is amended and restated effective December 31, 2007 to retroactively unfreeze the Supplemental Restoration Benefits and Supplemental Preretirement Surviving Spouse Death Benefits as described above and otherwise make amendments to the Plan to comply with the Section 409A Guidance.

SECTION I
DEFINITIONS
1.1	Affiliate means any corporation, partnership or other organization which, during any period of employment of a Participant, was at least 50% controlled by the Company or an affiliate of the Company.

1.2	Basic Pension Plan Benefit means the pension benefit that would be payable from the Pension Plan to a Participant, computed without regard to the benefit limitations imposed on the Pension Plan by Sections 415 and 401(a)(17) of the Code, and, in the case of an MIP/SIP Limited Participant, computed taking into account the MIP/SIP Limited Participant’s MIP/SIP Limited Compensation as eligible earnings under the Pension Plan.

1.3	Committee means the Compensation Committee of the Board of Directors of the Company, or any person or entity to whom the Compensation Committee of the Board of Directors of the Company has delegated any authority or responsibility under the Plan.

1.4	Code means the Internal Revenue Code of 1986, as amended.

1.5	Company means (i) for periods prior to the Effective Time, The Geon Company, a Delaware corporation, and (ii) for periods from and after the Effective Time, PolyOne Corporation, an Ohio corporation.

1.6	Effective Time means the Effective Time as defined in the Agreement and Plan of Consolidation, dated as of May 7, 2000, by and between M.A. Hanna Company and The Geon Company.

1.7	Excess Earnings means the amount of the Participant’s compensation that would be taken into account as Earnings under the Savings Plan but for the limitations under the Savings Plan in respect of Section 401(a)(17) of the Code.

1.8	MIP/SIP Limited Compensation means the portion of an award under the Company’s Management Incentive Program and/or Sales Incentive Program, as applicable, of an MIP/SIP Limited Participant that, after January 31, 1995, would have been paid in cash if the Company’s Management Incentive Program and/or Sales Incentive Program, as applicable, did not provide for payment of all or a portion of the awards thereunder in a form other than cash and any portion of an MIP/SIP Limited Participant’s award payable in cash under the Company’s Management Incentive Plan and/or Sales Incentive Program, as applicable, the receipt of which is deferred at the election of the MIP/SIP Limited Participant; provided, however, that in no event shall MIP/SIP Limited Compensation include any premium related to payment of an award in a form other than cash under the Company’s Management Incentive Plan and/or Sales Incentive Program nor any amount that is eligible earnings under the Pension Plan and/or Savings Plan; and, provided, however, that any portion of an MIP/SIP Limited Participant’s award payable in cash under the Company’s Management Incentive Plan and/or Sales Incentive Program, as applicable, that is deferred at the election of the Participant shall be MIP/SIP Limited Compensation only for the period in which it would have been received but for the deferral.

1.9	MIP/SIP Limited Participant means a Participant whose award under the Company’s Management Incentive Program and/or Sales Incentive Program, as applicable, is mandatorily paid in a form other than cash at a percentage that exceeds twenty percent (20%) of the award (excluding any premium).

1.10	Participant means any employee or former employee who is receiving any of the benefits provided by this Plan.

1.11	Plan means The Geon Company Section 401(a)(17) Benefit Restoration Plan.

1.12	Plan Account means a book reserve account maintained under the Plan on behalf of a Participant, to which the amounts to which such Participant is entitled under Articles 4.1, 4.2, and 4.3 are credited.

1.13	Pension Plan means the portion of the PolyOne Merged Pension Plan comprised of The Geon Pension Plan.

1.14	Pension Plan Benefit means the pension benefit payable from the Pension Plan to a Participant (taking into account and including the limitations contained in Sections 415 and 401(a)(17) of the Code).

1.15	Savings Plan means for the period prior to January 1, 2004, The Geon Retirement Savings Plan, which was renamed the PolyOne Retirement Savings Plan A (the “Geon Savings Plan”), and for the period after that date, means the PolyOne Retirement Savings Plan, into which the Geon Savings Plan was merged.

1.16	Section 409A means Section 409A of the Code, as the same may be amended from time to time.

1.17	Section 409A Guidance means Section 409A, together with proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

1.18	Separation From Service means termination of employment (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii)).

1.19	Specified Employee means a specified employee as determined by the Company in its Specified Employee Designation Procedures.

1.20	Supplemental Restoration Benefit means an amount which is determined by subtracting the Participant’s Pension Plan Benefit from the Participant’s Basic Pension Plan Benefit.

1.21	Supplemental Preretirement Surviving Spouse Death Benefit means the amount of Qualified Preretirement Survivor Annuity that would be payable from the Pension Plan to the surviving spouse of a Participant, computed without regard to the benefit limitations imposed on the Pension Plan by Sections 415 and 401(a)(17) of the Code and, in the case of an MIP/SIP Limited Participant, computed taking in to account the MIP/SIP Limited Participant’s MIP/SIP Limited Compensation as eligible earnings under the Pension Plan, minus the amount of Qualified Preretirement Survivor Annuity payable to such surviving spouse from the Pension Plan.

1.22	Valuation Date means the last day on which the New York Stock Exchange is open for trading occurring in the calendar month immediately preceding the calendar month in which the Participant’s employment covered under the Plan terminates.

1.23	Words and phrases used herein with initial capital letters which are defined in the Savings Plan or the Pension Plan shall have the definitions given to them in such Plans.

SECTION II
ELIGIBILITY TO PARTICIPATE
2.1	Each participant in the Pension Plan shall participate in this Plan with respect to the Pension Plan if such participant’s Basic Pension Plan Benefit exceeds the amount of such participant’s Pension Plan Benefit. Effective May 31, 2003, no additional employees are eligible to participate in this Plan with respect to the Savings Plan. However, the Company shall continue to maintain Plan Accounts for Participants who had amounts credited to Plan Accounts prior to such date until such Plan Accounts are completely distributed pursuant to Section 5.2.

SECTION III
BENEFIT RESTORATION UNDER THE PENSION PLAN
3.1	(a) The Company shall pay to a Participant who is participating in this Plan with respect to the Pension Plan a Supplemental Restoration Benefit. Such Supplemental Restoration Benefit shall be paid in accordance with Article 5.1. The Company shall pay to the surviving spouse of a Participant who is participating in this Plan with respect to the Pension Plan and who dies under circumstances entitling such surviving spouse to a Qualified Preretirement Survivor Annuity under the Pension Plan a Supplemental Preretirement Surviving Spouse Death Benefit. Such Supplemental Preretirement Surviving Spouse Death Benefit shall be paid in accordance with Article 5.1.
(b) Effective as of December 31, 2004, all Supplemental Restoration Benefits and Supplemental Preretirement Surviving Spouse Death Benefits under the Plan were temporarily frozen. In furtherance of, but without limiting the foregoing, for the period from January 1, 2005 through December 31, 2007, Participants did not receive credit under this Plan for any eligible earnings that were earned after December 31, 2004 (even if such eligible earnings are taken into account for purposes of determining Pension Plan Benefits under the Pension Plan). Effective December 31, 2007, all Supplemental Restoration Benefits and Supplemental Preretirement Surviving Spouse Death Benefits are retroactively unfrozen to January 1, 2005. As a result, Participants shall receive credit under the Plan for eligible earnings that are earned after December 31, 2004 to the extent that such eligible earnings would be taken into account for purposes of determining Supplemental Restoration Benefits and Supplemental Preretirement Surviving Spouse Death Benefits hereunder.

(c) Supplemental Restoration Benefits and Supplemental Preretirement Surviving Spouse Death Benefits that are accrued and vested on or before December 31, 2004, as determined under the Section 409A Guidance, including without limitation, the early retirement subsidy under the Pension Plan for Participants who, as of December 31, 2004, had met the requirements for an early retirement pension under the Pension Plan, will qualify for “grandfathered” status under Section 409A and will continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code.

SECTION IV
BENEFIT RESTORATION UNDER THE SAVINGS PLAN
4.1	The Company shall maintain a Plan Account for each Participant who is participating in this Plan with respect to the Savings Plan.
       The Company shall credit the Plan Account of each such Participant with an amount or amounts, determined as follows:
(1)	for each Plan Year in which the Participant has Excess Earnings, an amount equal to the matching Company Contributions that would have been made to the Savings Plan with respect to such Excess Earnings if such Excess Earnings had been Earnings at the relevant time under the Savings Plan and the Participant had elected the maximum employee pre-tax contribution with respect to such Excess Earnings;

(2)	for each Plan Year beginning after December 31, 1999 in which the Participant has Excess Earnings and receives a 2% Nonelective Contribution under the Savings Plan, an amount equal to 2% of the Participant’s Excess Earnings for such Plan Year;

(3)	for periods after the first date on which the Participant has Excess Earnings, an amount equal to the matching Company Contributions that would have been made to the Savings Plan with respect to a MIP/SIP Limited Participant’s MIP/SIP Limited Compensation if such MIP/SIP Limited Compensation had been Earnings at the relevant time under the Savings Plan and the Participant had elected the maximum employee pre-tax contribution with respect to such MIP/SIP Limited Compensation; and
(4)	for periods after December 31, 1999 and after the first date on which the Participant has Excess Earnings, for each Plan Year in which the Participant receives a 2% Nonelective Contribution under the Savings Plan and has MIP/SIP Limited Compensation, an amount equal to 2% of the MIP/SIP Limited Participant’s MIP/SIP Limited Compensation for such Plan Year.
Such credits to the Participant’s Plan Account shall occur at such time or times as the Company shall determine, but such credits shall be made not later than September 15th of the calendar year following the calendar year to which the Excess Earnings or MIP/SIP Limited Compensation, as the case may be, relates. After being credited to the Participant’s Plan Account, the time as of which the credit occurred shall not be changed by the Company.

Notwithstanding the foregoing provisions of this Section 4.1, no Participant’s Plan Account shall be credited with an amount or amounts applicable to Excess Earnings attributable to any period after May 31, 2003.
4.2	A Participant with Excess Earnings during any Plan Year commencing prior to December 31, 2002 and during the partial Plan Year of January 1, 2003 to May 31, 2003 may elect to reduce his or her compensation that would be Excess Earnings for such Plan Year at a percentage rate of Excess Earnings not in excess of 6% as elected by the Participant on a form provided by the Company and have the amount by which the Participant’s compensation is reduced credited to the Participant’s Plan Account. Such election shall be made at such time and in such manner as the Company shall require, but such election shall be made prior to the date on which the compensation to which it relates is earned and shall be irrevocable for the period to which it relates.
4.3	The Plan Accounts hereunder will be credited on a monthly basis with earnings: (1) for periods prior to January 1, 1995, and for periods after February 28, 1997, at a rate equal to the monthly rate of earnings paid under the Fixed Income Fund of the Savings Plan; and (2) for periods after December 31, 1994 but prior to March 1, 1997, at a rate equal to the monthly rate of earnings paid under the Fixed Income Fund of the Savings Plan, rounded up to the next whole percent (if applicable), for the last full calendar month of the Plan Year ending most recently prior to the month for which the crediting is being done. In the event that the Fixed Income Fund of the Savings Plan no longer exists, the Company shall, in its sole discretion, establish an alternate rate of return for the immediately preceding sentence, which alternate rate of return shall be intended by the Company to provide a rate of return comparable to that of the Fixed Income Fund. Notwithstanding the foregoing provisions of this Article 4.3: the Committee may establish rules and procedures whereunder a Participant may elect that the Participant’s Account be credited or debited with earnings and losses equal to the earnings and losses on a specified investment or specified investments other than the Fixed Income Fund of the Savings Plan (or alternative rate of return, if applicable), provided, however, that PolyOne Corporation common stock may not be a specified investment for purposes of the Plan. Such election shall be made at such time(s) and in such manner as the Committee’s rules and procedures shall require, shall be prospective only, and shall be irrevocable with respect to the period to which it relates.

SECTION V
PAYMENT OF BENEFITS
5.1	Pension.
(a) Any Supplemental Restoration Benefit or Supplemental Preretirement Surviving Spouse Death Benefit that, under the Section 409A Guidance, is deemed to have been deferred prior to January 1, 2005 and that qualifies for “grandfathered” status under the Section 409A Guidance, including without limitation, the early retirement subsidy under the Pension Plan for Participants who, as of December 31, 2004, had met the requirements for an early retirement pension under the Pension Plan, shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan, including particularly, but not limited to, those respecting time and form of payment, as in effect prior to January 1, 2005. In furtherance of, but without limiting the foregoing, (1) the “grandfathered” Supplemental Restoration Benefit shall be payable in the same form as elected under the Pension Plan and in accordance with and subject to all of the terms and conditions applicable to the Participant’s benefits under the Pension Plan including the actuarial equivalents of, as provided in the Pension Plan, the optional benefits he or she has elected or is deemed to have elected, and (2) the “grandfathered” Supplemental Preretirement Surviving Spouse Death Benefit shall be payable in the same form as elected under the Pension Plan and in accordance with and subject to all of the terms and conditions applicable to the Surviving Spouse’s benefits under the Pension Plan including the actuarial equivalents of, as provided in the Pension Plan, the optional benefits he or she has elected or is deemed to have elected.

(b) The remaining subsections of this Section 5.1 are applicable to the portion of a Participant’s Supplemental Restoration Benefit and the Participant’s Supplemental Preretirement Surviving Spouse Death Benefit that, under the Section 409A Guidance, are deemed to have been deferred on or after January 1, 2005 (the “non-grandfathered” benefit).

(c) Except as provided in Section 5.1(d), the Supplemental Restoration Benefit of a Participant who incurs a Separation from Service and commences payment of his or her Supplemental Restoration Benefit on or before December 31, 2008 shall be payable in the same form as elected under the Pension Plan and in accordance with and subject to all of the terms and conditions applicable to the Participant’s benefits under the Pension Plan, including the actuarial equivalents, as provided in the Pension Plan, of the optional Pension Plan benefits he or she has elected or is deemed to have elected. The Supplemental Preretirement Surviving Spouse Death Benefit payable with respect to a Participant who dies and with respect to whom the preretirement surviving spouse benefit under the Pension Plan commences to be paid on or before December 31, 2008 shall be payable in the same form as elected under the Pension Plan and in accordance with and subject to all of the terms and conditions applicable to the Surviving Spouse’s benefits under the Pension Plan, including the actuarial equivalents, as provided in the Pension Plan, of the optional benefits he or she has elected or is deemed to have elected.

(d) The non-grandfathered Supplemental Restoration Benefit of a Participant who commenced payment of his or her grandfathered Supplemental Restoration Benefit after December 31, 2004 but prior to December 31, 2007 shall commence to be paid on March 1, 2008 and shall be payable in the same form as elected under the Pension Plan and in accordance with and subject to all of the terms and conditions applicable to the Participant’s benefits under the Pension Plan, including the actuarial equivalents, as provided in the Pension Plan, of the optional Pension Plan benefits he or she has elected or is deemed to have elected. The initial annuity payment shall include a one-time payment of the Participant’s non-grandfathered Supplemental Restoration Benefit that was retroactively unfrozen.

(e) The Supplemental Restoration Benefit of a Participant that does not commence to be paid pursuant to Section 5.1(c) or Section 5.1(d) shall be paid in the form of an annuity payable monthly for the entire life of the Participant but in no event for a period less than 60 months (the “5-Year Certain Annuity”), commencing, subject to Section 5.1(g), on the later of (1) January 1, 2009, or (2) the first of the month following the later of the date the Participant (A) incurs a Separation from Service or (B) attains age 55. In lieu of receiving his or her benefit in the form of a 5-Year Certain Annuity, at any time prior to the date benefit payments commence, a Participant may elect, on a written form acceptable to the Company, to receive his or her benefit in one of the optional forms of benefit payment specified in the Pension Plan (the “Optional Forms”). The Optional Forms shall be subject to all of the terms and conditions applicable to such optional forms of benefit under the Pension Plan, including the actuarial equivalents set forth in the Pension Plan that are used to calculate the Optional Forms, but excluding the requirement to obtain spouse consent for particular forms of payment.

If a Participant elects an Optional Form that provides for a benefit to a joint pensioner or beneficiary, the Participant shall designate such joint pensioner or beneficiary at the time the Participant elects such Optional Form.

(f) The Supplemental Preretirement Surviving Spouse Death Benefit payable to a Participant’s surviving spouse that does not commence to be paid pursuant to Section 5.1(c) or Section 5.1(d) shall be paid in the form of an annuity payable monthly for the entire life of the surviving spouse, commencing on the first of the month following the later of the date of the Participant’s death or the date on which the Participant would have attained age 55.

(g) Notwithstanding the foregoing, the Supplemental Restoration Benefit of a Participant who is a Specified Employee at the time of his or her Separation from Service shall commence to be paid no earlier than the earlier of (i) the first day of the seventh month following his or her Separation from Service with the Company or (ii) his or her death. The initial payment for such a Specified Employee shall include a one-time payment of the annuity payments that would have been paid absent the six-month delay required by the Section 409A Guidance.
5.2	Savings.

(a) All credits to Plan Accounts under Sections 4.1 and 4.2 of the Plan were deferred and vested prior to January 1, 2005 and therefore qualify for “grandfathered” status under the Section 409A Guidance. As such, they shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005. In particular, all credits to Plan Accounts under Sections 4.1 and 4.2 of the Plan and earnings thereon credited to Plan Accounts under Section 4.3 of the Plan shall be considered “grandfathered” under Section 409A and shall be paid under the terms of the Plan as in effect prior to January 1, 2005, which are set forth in Sections 5.2(b) and 5.2(c).

(b) The Company shall distribute in a lump sum to each Participant in this Plan or his or her designated beneficiary under the Savings Plan, upon the termination of employment of such Participant under circumstances entitling him or her or such beneficiary to a distribution of the Participant’s interest in the Savings Plan, except as provided below, an amount in cash equal to (i) the value of his or her Plan Account attributable to the deemed matching contribution of the Company, as provided in paragraph 4.1 herein, to the extent vested determined in accordance with the terms of the Savings Plan, at the time of termination of employment, valued as of the close of business on the Valuation Date, and (ii) the value of his or her Plan Account attributable to contributions made pursuant to an election under Article 4.2, as of the close of business on the Valuation Date. A Participant employed by a Successor Company may, subject to Committee approval, be considered to have terminated employment with the Company for purposes of this Article 5.2 only.

(c) Notwithstanding Article 5.2(a) hereof, with respect to employment terminations occurring on and after November 1, 1996 and prior to February 6, 1997, a Participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Insider”) at the time of employment termination, and who with respect to any portion of his or her Plan Account which, if not held for six months, would subject the Participant to short-swing liability under Section 16 of such Act, shall not be entitled to a distribution under the Plan of any portion of such Participant’s Plan Account as to which the Participant has elected to be credited or debited with earnings and losses equal to the earnings and losses on a specified investment which derives its return from the value of the equity securities of the Company (a “Company Equity Fund”) until such date that is six months and one day following the termination of such Participant’s employment under circumstances entitling him or her or his or her designated beneficiary to a distribution of the Participant’s interest in the Savings Plan. Any amounts distributed in accordance with this Article 5.2(b) shall be valued as of the close of business on the last day on which the New York Stock Exchange is open for trading occurring in the calendar month immediately preceding the calendar month in which the Participant is entitled to a distribution under this Article 5.2(b), rather than as of the Valuation Date.

SECTION VI
LIMITATIONS ON BOTH PENSION AND SAVINGS PLANS
6.1	Where Section 415 of the Code places combined limits on both the Pension Plan and the Savings Plan, the Savings Plan will be the primary qualified plan.

SECTION VII
MISCELLANEOUS
7.1	Administration. The Committee shall have full discretionary authority to administer the Plan, determine all questions arising in connection with the Plan, interpret the provisions of the Plan, adopt procedural rules, and employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be conclusive and binding on all persons.

7.2	Termination. This Plan may be terminated at any time by the Board of Directors of the Company, in which event the rights of Participants to their accrued and vested Supplemental Restoration Benefits and to the balances in their Plan Accounts established under this Plan (if any) shall become nonforfeitable. Subject to the Section 409A Guidance, if the Company shall terminate the Pension Plan or the Savings Plan, any Supplemental Restoration Benefits or Plan Accounts payable to the Participants in accordance with this Plan shall be payable to them in accordance with all of the terms and conditions applicable to employee benefits under the Pension Plan in the event of its termination, as applicable, and, if applicable, the amounts to the credit of Participants in their Plan Accounts shall be distributed to such Participants as provided herein, but in accordance with any of the terms and conditions of the Savings Plan then applicable providing for earlier distribution, as applicable. Notwithstanding the immediately preceding sentence, a Participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended shall not be entitled to a distribution under the Plan of any portion of such Participant’s Plan Account as to which the Participant has elected to be credited or debited with earnings and losses equal to the earnings and losses on a specified investment which derives its return from the value of the equity securities of the Company until such time as is provided in Article 5.2.

7.3	No Assignability. The right of an employee or any other person to a benefit payment pursuant to this Plan shall not be assigned, transferred, pledged or encumbered except by will or the laws of descent and distribution.

7.4	Rights. Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Company as an executive or in any other capacity. The Company expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him or her under the Plan.

7.5	Amendment. This Plan may be amended at any time by or pursuant to action of the Committee, except that no such amendment shall: (1) deprive any Participant of his or her Supplemental Restoration Benefit accrued at the time of such amendment; (2) reduce the amount then credited to a Participant’s Plan Account (if any); (3) if approved or adopted after August 1, 1996, amend the Plan in any other manner that would not be permitted under Section 411(d)(6) of the Code, as in effect on August 1, 1996 (“1996 Section 411(d)(6)”), or the regulations thereunder as in effect on August 1, 1996, but not including any regulation in respect of Section 204(h) of ERISA (if the Plan were a plan subject to 1996 Section 411(d)(6)), except to the extent that a Participant who would be affected by the amendment consents in writing thereto; or (4) if approved or adopted after August 1, 1996, change the method of crediting hypothetical earnings (or losses) under Article 4.3 of the Plan to a method that would not be permissible under a plan qualified under Section 401 (a) of the Code, as in effect on August 1, 1996 (“1996 Section 401(a)”)

except that the provisions of Article 4.3 of the Plan as in effect prior to August 1, 1996 and any provisions substantially similar to the provisions of Article 4.3 of the Plan as in effect on August 1, 1996 shall be deemed a method or methods permissible under 1996 Section 401(a), and that a provision shall not be deemed impermissible under a plan qualified under 1996 Section 401(a), because the provision credits hypothetical (as opposed to actual) earnings (or losses), and except to the extent that a Participant who would be affected by the amendment consents in writing thereto.
7.6	Funding. Benefits payable under this Plan shall not be funded and shall be paid out of the general funds of the Company. The Company shall not be required to segregate any assets with respect to this Plan. Nothing contained in this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee or any designated beneficiary of any Participant or any other person. Any amounts credited to a Participant under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Company, and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. No person shall have any property interest whatsoever in any specific assets of the Company by reason of the Plan. Any right to receive payments pursuant to the Plan shall be no greater than the right of any unsecured creditor of the Company.

7.7	Benefit Claims and Appeal Procedure.

(a) Any Participant or beneficiary who believes that he is entitled to receive a benefit under the Plan which he has not received may file with the Committee a written claim specifying the basis for his claim and the facts upon which he relies in making such a claim. Such a claim must be signed by the claimant or his duly authorized representative (the “Claimant”).
(b) Whenever the Committee denies (in whole or in part), a claim for benefits filed by a Claimant, the Committee shall transmit a written notice of such decision to the Claimant, within 90 days after such claim was filed (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the Claimant within the first 90 day period). Such notice shall be written in a manner calculated to be understood by the Claimant and shall state (1) the specific reason(s) for the denial of the claim, (2) specific reference(s) to pertinent provisions of the Plan on which the denial of the claim was based, (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (4) an explanation of the Plan’s review procedures under Subsection (c) below and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) Within 60 days after the denial of his claim, the Claimant may request that the claim denial be reviewed by filing with the Committee a written request therefore. If such an appeal is not filed within this 60-day limit, the Claimant shall be deemed to have agreed with the Committee’s denial of the claim. If such an appeal is so filed within such 60-days, a named fiduciary designated by the Committee shall (1) conduct a full and fair review of such claim and (2) mail or deliver to the Claimant a written decision on the matter based on the facts and pertinent provisions of the Plan within a period of 60 days after the receipt of the request for review unless special circumstances require an extension of time, in which case such decision shall be rendered not later than 120 days after receipt of such request. If an extension of time for review is required, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. Such decision shall (1) be written in a manner calculated to be understood by the Claimant, (2) state the specific reason(s) for the decision, (3) make specific reference(s) to pertinent provisions of the Plan on which the decision is based and (4) to the extent permitted by applicable law, be final and binding on all interested persons. During such full review, the Claimant shall be given an opportunity to review documents that are pertinent to the Claimant’s claim and to submit issues and comments in writing. In addition, the notice of adverse determination shall also include statements that (1) the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits and (2) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

7.8	Continuation of Portion of Goodrich Plan. The Plan shall provide all payments in respect of similar benefits provided for under a similar plan (the “Goodrich Plan”) of The B.P. Goodrich Company (“Goodrich”) owed after April 29, 1993 to those persons who were last employed by Goodrich in the Geon Vinyl Division and those employees who were last employed by Goodrich in a department which became a part of the Geon Vinyl Division when the Geon Vinyl Division was formed, who were receiving such benefits under the Goodrich Plan as of April 29, 1993 or who would have commenced receiving such benefits under the Goodrich Plan on or after April 29, 1993 because of events occurring prior to April 29, 1993, all in accordance with the provisions of the Goodrich Plan (as in effect on April 28, 1993 or such prior date(s) as applicable to the time(s) at which such person accrued such benefits), if any. The Plan is a continuation of the Goodrich Plan with respect to those employees of the Company who were participants in the Goodrich Plan immediately prior to April 29, 1993. Whenever in this Plan it is necessary to calculate any compensation or earnings of any such Participant for any period prior to April 29, 1993, or to use any period of service prior to that date for any purpose in the Plan, such Participant’s period of service, compensation, and/or earnings taken into account under the Goodrich Plan prior to April 29, 1993 shall be taken into account under the Plan.

7.9	Section 409A of the Code

(a) To the extent applicable, it is intended that the Plan (including all Amendments thereto) comply with the provisions of Section 409A so as to prevent the inclusion in gross income of any amount deferred hereunder in any taxable year that is prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered in a manner that will comply with the Section 409A Guidance. Any Plan provisions that would cause the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the Section 409A Guidance).

(b) The Committee shall not take any action that would violate any provision of the Section 409A Guidance. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection with the Section 409A Guidance to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).

SECTION VIII
EFFECTIVE DATE
8.1	This Plan shall be construed, administered and enforced according to applicable federal law, and to the extent not preempted thereby, the laws of the state in which the Company is incorporated.
8.2	This Plan was established and became effective April 29, 1993. Except as otherwise provided herein, this amendment and restatement of the Plan shall be effective as of December 31, 2007 except that accruals described in Section 3.1(b) are unfrozen retroactively to January 1, 2005.
IN WITNESS WHEREOF, the undersigned has executed this document February 19, 2008.

POLYONE CORPORATION
By:	/s/ Kenneth M. Smith
	Name:	Kenneth M. Smith
	Title:	Senior Vice President and Chief Information Officer and Human Resources Officer